Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of Regent Communications, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, of Regent Communications, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
August 7, 2008